Exhibit 4.45

Convenience translation to English. Original in Spanish

Loan Contract

Among

Banco de Bogotá S.A.,

Banco de Occidente S.A.

and

Banco Popular S.A.

(“Lenders”)

and

Ecopetrol S.A.

(“Borrower”)

Bogotá D.C., June 28, 2024

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

Loan Contract

Ecopetrol S.A.

– Confidential –

List of Annexes

Annex I (a)	-	Certificate of Existence and Legal Representation of Banco de Bogotá S.A.
Annex I (b)	-	Certificate of Existence and Legal Representation of Banco de Occidente S.A.
Annex I (c)	-	Certificate of Existence and Legal Representation of Banco Popular S.A.
Annex II (a)	-	Certificate of Existence and Legal Representation of the Borrower
Annex II (b)	-	Certification of authorization of indebtedness from the Borrower’s Board of Directors dated December 15, 2023
Annex II (c)	-	Resolution No. 1671 of June 14, 2024 of the Ministry of Finance and Public Credit

List of Formats

Format A	-	Promissory Note Model
Format B	-	Disbursement Request Form
Format C	-	Certification Form - Clause 5.2., paragraph c)

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Loan Contract

Among the signed, namely:

i.

BANCO DE BOGOTÁ S.A., a private public limited company, subject to the control and supervision of the Financial Superintendence of Colombia, legally constituted by Public Deed number 1923, executed on November 15, 1870 before Notary 2 of Bogotá, and currently existing in accordance with the laws of the Republic of Colombia, with its principal address in the city of Bogotá, identified with NIT 860.002.964-4, (hereinafter “Banco de Bogotá”), represented in this act by RAFAEL ARANGO CALLE, of legal age, identified as it appears at the foot of his signature, in his capacity as legal representative duly authorized for such purposes, as stated in the certificate of existence and representation issued by the Financial Superintendence of Colombia that is attached to form an integral part of this Agreement (Annex I (a));

ii.

BANCO DE OCCIDENTE S.A., a private public limited company, subject to the control and supervision of the Financial Superintendence of Colombia, legally constituted by Public Deed number 659, executed on April 30, 1965 before the Notary 4 of Cali (Valle), and currently existing in accordance with the laws of the Republic of Colombia, with its principal address in the city of Cali, identified with NIT 890.300.279-4 (hereinafter “Banco de Occidente”) represented in this act by JUAN JOSE LALINDE SUÁREZ, of legal age, identified as it appears at the foot of his signature, in his capacity as legal representative duly authorized for such purposes, as stated in the certificate of existence and representation issued by the Financial Superintendence of Colombia that is attached to be an integral part of this Agreement (Annex I (b));

iii.

BANCO POPULAR S.A., a private public limited company, subject to the control and supervision of the Financial Superintendence of Colombia, legally constituted by Public Deed number 5858, executed on November 3, 1950 before the Notary 4 of Bogotá, and currently existing in accordance with the laws of the Republic of Colombia, with its principal address in the city of Bogotá D.C., identified with NIT 860.007.738-9 (hereinafter “Banco Popular”; and together with Banco de Bogotá and Banco de Occidente, the “Lenders”) represented in this act by SERGIO DEL SOCORRO RESTREPO ALVAREZ, of legal age, identified as it appears at the bottom of his signature, in his capacity as legal representative duly authorized for such purposes, as stated in the certificate of existence and representation issued by the Financial Superintendence of Colombia that is attached to make it an integral part of this Agreement (Annex I (c));

iv.

ECOPETROL S.A., a commercial company by shares of the type the corporations, of mixed economy, of the national order, linked to the Ministry of Mines and Energy, with principal address in Bogotá D.C. and identified with NIT 899.999.068-1 (hereinafter the “Borrower” and, jointly with the Lenders, the “Parties”), represented by María Catalina Hoyos Escobar, of legal age, identified as it appears at the bottom of her signature, in her

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capacity as legal representative as stated in the special power of attorney authenticated at notary 29 on April 24, 2024 and duly authorized for such purposes, in the Ordinary Session of the Board of Directors on December 15, 2023, and in accordance with the authorization given by the Ministry of Finance and Public Credit through Resolution No. 1671 of June 14, 2024, documents that are attached to be an integral part of this Agreement (Annex II (a), Annex II (b) and Annex II (c), respectively);

We have resolved to enter into this credit facility agreement (the “Borrowing Agreement”), which will be governed by the following:

Clauses

I.The Loan

1.1	Purpose and Amount

By virtue of the provisions of this Loan Agreement, the Lenders undertake to grant the Borrower a line of credit up to a maximum amount of ONE TRILLION PESOS COLOMBIAN LEGAL CURRENCY (COP$1,000,000,000,000.00) (the “Financing”), which may be disposed of by the Borrower through one or more disbursements (the “Disbursements”) for a period of one month from the date of signing this Loan Agreement (the “Availability Period”). For purposes of clarity, this Loan Agreement constitutes a line of credit and under no circumstances shall it be understood as a revolving credit quota, so the Lenders may only make Disbursements up to the maximum amount of the Financing and provided that the Borrower requests them within the Availability Period.

The participation of Banco de Bogotá, Banco de Occidente and Banco Popular as Lenders in the Financing will be made in the amounts and proportions established in the table included below (the “Participation Percentages”):

ENTITY	AMOUNT	PERCENTAGE OF PARTICIPATION
Banco de Bogotá	$642,477,500,000	64.25%
Banco de Occidente	$207,522,500,000	20,75%
Banco Popular	$150,000,000,000	15.00%
Total	$1,000,000,000,000	100%

The amounts and percentages of participation referred to above indicate the individual commitment of each of the Lenders. There will be no joint and several liability between them, and therefore neither Lender will be obliged to assume the commitment of the other. The disbursements made by the Lenders will be made in accordance with the amounts and percentages of participation established above. The legal relations between each of the Lenders and the Borrower will be considered at all times as independent legal relationships.

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1.2	Destination of the Financing

In accordance with the favorable opinion of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, the Borrower will use the resources of the Financing for general corporate purposes in accordance with the terms of this Loan Agreement. However, the resources received by the Borrower may not be used for capital expenditures (Capex).

1.3	Disbursement

For each of the Financing Disbursements, the Borrower must submit to each of the Lenders, within the Availability Period, a disbursement request essentially under the terms of Form B, (hereinafter the “Disbursement Request”). The Disbursement Request must be submitted at least five (5) business days prior to the date of the respective disbursement. Likewise, for the purposes of each of the Disbursements, together with the submission of the Disbursement Request, the Borrower must prove compliance with the preceding conditions stipulated in Clause V of this Borrowing Agreement. If during the Availability Period, the Borrower has not requested any Disbursement or, having requested it, has not complied with the conditions precedent in the terms of this Loan Agreement, the obligation of the Lenders with respect to the execution of any Disbursement will cease, unless written agreement between the Parties and prior authorizations, including that of the Ministry of Finance and Public Credit – General Directorate of Public Credit and National Treasury.

Disbursements will be made by the Lenders according to their Percentage of Participation.

Paragraph: The Borrower shall grant a promissory note in favor of each of the Lenders for each Disbursement received in the development of this Loan Agreement, which shall state, among others, the financial conditions such as the interest rate and form of payment, in accordance with the model that appears as Form A of this Loan Agreement.

1.4	Financing Terms

The Financing granted under this Borrowing Agreement will be governed by the following terms:

(a)Currency. The Lenders shall make one or more Disbursements in favor of the Borrower in Colombian pesos, up to the maximum amount of the Financing, and the payment of the obligations arising from this Borrowing Agreement by the Borrower shall be made in Colombian pesos.

(b)Term. The Borrower shall repay the Financing to the Lenders within seven (7) years from the date the first Disbursement occurs.

(c)Grace Period. The Capital Grace Period shall be two (2) years, counted from the date on which the first Disbursement occurs.

(d)Principal Amortization. Once the Grace Period has ended, the Borrower shall pay in ten (10) equal semi-annual installments the unpaid principal of the Financing as of the thirty (30th) month

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of the date on which the first Disbursement occurs.

(e)Remunerative Interest. The Borrower shall pay remunerative interest on the principal owed under this Borrowing Agreement (the “Remunerative Interest”), settled at the IBR Rate with a trading period of six (6) Months (“IBR 6 MONTHS”) certified by the Bank of the Republic or the entity that takes its place, with two decimal places (0.00%) added to an applicable annual nominal margin (“Spread”) of three point ninety-five percent (3.95%), with four decimal places (3.9500%) and shall be payable in its equivalent semester in arrears. In each semester, the Remunerative Interest will be adjusted taking into account the IBR 6 MONTHS in force on the date of the beginning of each Interest Period increased by the same applicable margin indicated above. The Remunerative Interest will be calculated on a basis of one year of three hundred and sixty (360) days (current/360), according to which days effectively elapsed in the period of calculation of Remunerative Interest are taken. The calculation of the Rate (current IBR 6 MONTHS + Spread) must be truncated to four decimal places (0.0000%). For the first payment of Remunerative Interest, the IBR 6 MONTHS rate in force on the date corresponding to the first Disbursement will be taken. The Banking Reference Indicator (“IBR”) is a reference interest rate for the short term of the Colombian interbank market, published by the Bank of the Republic. In the event that the IBR rate is eliminated, the indicator that replaces it will be taken as the basis for settlement.

(f)Interest Payment Dates. The Borrower shall pay semi-annually, on each of the Payment Dates, the Interest-Bearing accrued during the respective Interest Period. The first payment of Interest-Bearing Interest shall be made on the First Payment Date. For all purposes under this Borrowing Agreement, “First Payment Date” shall mean the date on which six (6) months have elapsed from the date on which the first Disbursement occurs. The subsequent payment dates shall occur every six (6) months from the First Payment Date (each, a “Payment Date”), regardless of the date on which the Disbursements subsequent to the first Disbursement are made. In addition, “Interest Period” means any six (6) month period beginning on a Payment Date and ending on the day (business or otherwise) immediately preceding the next Payment Date (except for the first Interest Period, which begins on the date the first Disbursement is made and ends on the day (business or otherwise) immediately preceding the First Payment Date). For clarity, the Payment Dates set forth herein shall not be affected or modified in any way by the dates on which Disbursements are made under this Borrowing Agreement, other than the first Disbursement.

(g)Default Interest. If the payment of the principal due in accordance with this Loan Agreement is not made on the date scheduled for its maturity, the Borrower shall recognize and pay the Lender default interest on the amount of the principal in arrears and for each day of delay from the day of the default and until the day on which said amount is effectively paid, at a rate corresponding to the rate of Remunerative Interest plus two percentage points (2%), not exceeding, in any case, the maximum rate allowed by Colombian law, without prejudice to the corresponding legal collection actions. The Default Interest will be calculated on a basis of one year of three hundred and sixty (360) days (current/360), according to which actual calendar days are taken in the calculation period of Late Interest.

(h)Maturity on days other than one business day. Any payment or fulfillment of any obligation arising from this Loan Agreement that must be made on days other than a business day shall

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be deemed to have been validly made on the first following business day, without any delay or surcharge or interest being generated during the Payment Date and the day on which the payment is actually made.

(i)Place and method of payment. The Borrower shall make the payments to each of the Lenders to which it is obligated, in accordance with the respective percentage of participation in the syndication. Payments for principal and interest shall be made on the dates provided for in this Borrowing Agreement and, at the Borrower’s option, shall be made either to the bank account designated by the Lenders for such purpose no later than ten (10) business days prior to the respective scheduled Payment Date, or through a debit order from one or more accounts in the name of the Borrower.

If, for any reason, any of the Lenders receives in principal or interest amounts greater than those that it is required to receive according to its percentage of participation in the syndication, such Lender must notify the Borrower within five (5) calendar days after payment so that the Borrower may instruct the Borrower whether to make a transfer to another Lender, or a return of the sums to the Borrower.

1.5	Voluntary Advance Payments

(a)The Borrower may, at any time, prepay all or part of the sums outstanding under this Borrowing Agreement. Such advance payment will not generate the payment of any penalty, penalty, premium or any cost. In any case, the Borrower must notify the Lenders of its intention to make an advance payment at least thirty (30) calendar days in advance of the scheduled date of such payment.

(b)Advance payments must be made by the Borrower always on a pro rata basis of the Syndication Participation Percentage of each of the Lenders.

(c)The parties agree to maintain the confidentiality of such Voluntary Advance Payments until such time as the Lenders confirm to the Borrower receipt of such payments.

II.Majorities for Lenders’ decision-making

Decisions required to be taken by the Lenders under this Loan Agreement shall be made with the favorable vote of a plurality of Lenders representing fifty-one percent (51%) of the amount of the unpaid principal of the Financing. The foregoing except for those decisions related to the rate, term, amount, amortization of the Financing and the decision-making majorities established in this section, which shall be taken unanimously by the Lenders.

III.Obligations of the Borrower

During the term of the Borrowing Agreement, the Borrower shall comply with the following obligations, in addition to those contained in other clauses of this document:

(a)Execute a Promissory Note for each Disbursement in favor of each of the Lenders

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essentially under the terms of Form A (“Promissory Note”) of this Borrowing Agreement, provided that this is required in accordance with the provisions of Sections 5.1 and 5.2 of this Borrowing Agreement, as the case may be;

(b)Deliver to each of the Lenders the documents necessary to prove compliance with the foregoing conditions as provided in Clause V of this Loan Agreement, as required in accordance with the provisions of Sections 5.1 and 5.2 of this Loan Agreement, as the case may be;

(c)To make the payment of the principal and interest on the outstanding principal, as well as all collection expenses, if any, under the terms and conditions of this Loan Agreement;

(d)Use the resources that are disbursed in development of this Borrowing Agreement solely and exclusively for the purposes agreed in Section 1.2. of this Borrowing Agreement; and

(e)Inform Lenders, within thirty (30) calendar days from the occurrence of any Material Adverse Effects.

IV.Obligations of Lenders

During the term of the Borrowing Agreement, the Lenders shall comply with the following obligations in addition to those contained in other clauses of this document:

(a)To make each Disbursement in accordance with the provisions of this Loan Agreement;

(b)Maintain the Financing available to the Borrower during the Availability Period, as set forth in this Borrowing Agreement; and

(c)Comply with applicable laws, in such a way that the conditions agreed in this Loan Agreement are not altered.

V.Conditions Precedent to Disbursements

5.1	Conditions Precedent to the First Disbursement

In addition to the fulfillment of the conditions set forth in Section 5.2 of this Borrowing Agreement, for the purposes of the first Disbursement only, the Borrower shall provide the Lenders with the following documents at least five (5) business days prior to the respective Disbursement, in accordance with the provisions of Section 1.3 of Clause I of this Borrowing Agreement:

(a)Original of this Loan Agreement duly signed by the Parties;

(b)Corporate documents of the Borrower accrediting the existence and legal representation of the Borrower, as well as the corporate authorizations required to contract the debt and sign this Loan Agreement and other credit documents.

(c)Proof of the registration of this Loan Agreement in the Public Debt System (Single Database), of the General Directorate of Public Credit and National Treasury of the Ministry of Finance

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and Public Credit, in compliance with the provisions of Article 16 of Law 185 of 1995;

(d)Proof of the inclusion of this Loan Agreement in the Electronic System for Public Procurement – SECOP;

(e)Copy of the application for registration of this Loan Agreement with the competent Comptroller’s Office; y

(f)Photocopy of the Resolution of the Ministry of Finance and Public Credit authorizing the execution of this Loan Agreement.

5.2	Conditions Precedent to All Disbursements

In order for Lenders to make each of the Disbursements under this Borrowing Agreement (including the first one), it is necessary for the Borrower to provide the following documents and to comply with the following conditions, at least five (5) business days prior to the respective Disbursement, in accordance with the provisions of Section 1.3 of Clause I of this Borrowing Agreement :

(a)Promissory note signed and completed, to the order of each of the Lenders, that supports the payment obligations originated under each Disbursement of the Financing, essentially under the terms of Form A, which must be delivered to each of the Lenders;

(b)Disbursement Request essentially under the terms of Form B of this Loan Agreement;

(c)A certification, in the certification format attached as Form C to this Borrowing Agreement, stating that, as of the date of the Disbursement Request and that, as of the date of the Disbursement, (i) no Event of Default has occurred; and (ii) no Material Adverse Effect has occurred; and

(d)Document stating that the person signing the Promissory Note and the Disbursement Request has the authority to do so.

Paragraph: Lenders shall have no obligation to make the Disbursement when any of the following events occur: (i) when the Debtor has incurred a Default Event, as set forth in Section 6.1 of this Borrowing Agreement; or (ii) when a Material Adverse Effect has occurred.

5.3	Disbursement Authorization

In accordance with Sections 5.1 and 5.2 above, once compliance with the above conditions has been verified by the Lenders, they will make the respective Disbursement in accordance with the Disbursement Request. The Disbursement must be made through a credit to the savings account or current account, opened in each of the Lending banks, which must be informed in the Disbursement Request.

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VI.Events of Non-Compliance

6.1	Events of Non-Compliance

The following constitute events of default by the Borrower, shall have the consequences discussed in Section 6.2 below:

(a)A delay of more than thirty (30) calendar days in the payment of the sums that the Borrower owes to the Lenders for principal or interest in the development of this Loan Agreement;

(b)Failure to comply with any of the obligations of this Borrowing Agreement other than as described in paragraph (a) of this Section, which are not cured within sixty (60) business days of the written notice of the Lenders to the Borrower;

(c)The occurrence of a Material Adverse Effect.

(d)The change of destination by the Borrower of the resources disbursed by the Lenders under this Borrowing Agreement; y

(e)The existence of an administrative or judicial decision, notified to the Borrower, final, final, and final, not subject to any appeal and duly enforceable, that makes it impossible for the Borrower to respond in a timely manner for the obligations arising from this Loan Agreement, unless the Borrower, within thirty (30) calendar days following the date of notification of the respective administrative or judicial decision, delivers a certification signed by its legal representative stating that such decision does not make it impossible for the Borrower to respond in a timely manner with its obligations under this Loan Agreement, and such statement is duly accredited with the Borrower’s Financial Statements.

6.2	Early Expiration of the Term

When any of the Default Events referred to in Section 6.1 above occur and are duly evidenced (the “Default Events”), Lenders may declare the term of this Borrowing Agreement to expire early upon completion of the cure periods established in each case and require immediate payment of the outstanding balances, including Interest.

The declaration of early expiration of the term will be subject to the following rules:

(a)In accordance with the provisions of Section 6.1 of this clause, once the Lenders become aware that any of the Default Events that give rise to the declaration of the expiration of the term have occurred, and after the cure periods established in each case have expired, they may declare, upon written notice to the Borrower, the early expiration of the term and demand the immediate payment of all the sums owed by the Borrower in development of this Loan Agreement.

(b)The declaration of early maturity by the Lenders, under the terms of this clause, shall not require a complaint, claim, protest or additional requirement of any nature.

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6.3	Effects of Term Acceleration

Once the early expiration of the term has been declared, the Lenders may take the necessary steps to jointly initiate a judicial or pre-judicial collection process aimed at claiming the amounts pending payment by the Borrower. In the event of judicial collection, the Borrower will be responsible for the sums determined by the competent judge. In the event of extrajudicial collection, the Lenders will present to the Borrower for payment, a detailed, supported and justified list of all the sums owed. The Lenders may individually advance the collection or enforcement procedures in the event of the Borrower’s default, when after a period of twenty (20) business days following the declaration of the early expiration of the term, the respective joint collection process has not been initiated. In any case, each of the Lenders will be authorized to declare the early expiration of the term of this Loan Agreement.

VII.Completion

7.1	Grounds for Termination

The following shall be grounds for termination of the Loan Agreement:

(a)The mutual agreement between the Parties.

(b)The expiration of the Availability Period set forth in Section 1.1 of this Borrowing Agreement without any disbursement being made to the Borrower.

(c)The payment of all the sums due by the Borrower, when Disbursements have been made under the conditions provided for in the Loan Agreement.

(d)For the others established in the Loan Agreement and/or in the law.

VIII.Miscellaneous

8.1	Assignment

The Parties may only assign this Loan Agreement or the Promissory Notes that are subscribed in development thereof, with the prior written consent of the other Party, which may not be withheld without just cause. In the event of assignment of this Loan Agreement by any of the Lenders, the Borrower shall notify the Ministry of Finance and Public Credit of the assignment. In the event that such assignment involves modifications to this Loan Agreement, such assignment shall be subject to the prior approval of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

8.2	Stamp duty

This Loan Agreement and the Promissory Notes that are subscribed in development of it are exempt from the National Stamp Tax as they constitute a public credit operation, in accordance

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with the provisions of numeral 14 of article 530 of the Tax Statute.

8.3	Notifications

Any notice, communication or request to be addressed by the parties under this Loan Agreement shall be in writing and shall be deemed to have been given from the time the corresponding document is received by the addressee at the respective address indicated below:

The Borrower:	Carrera 13 No. 36-24, Bogotá Attention: Capital Markets Management Correos: finanzascorporativas_ECP@ecopetrol.com.co investors@ecopetrol.com.co
Banco de Bogotá S.A.	Calle 36 No. 7-47, piso 12, Bogotá Attention: Javier Guillermo Ortíz Gutiérrez / Luis Carlos Rodriguez Timana Email: jortiz3@bancodebogota.com.co lrodri32@bancodebogota.com.co
Banco de Occidente S.A.	Carrera 13 No. 26-45, piso 15, Bogotá Attention: Juan Jose Lalinde / Elga Yobanna Garcia Corredor Correos: eygarcia@bancodeoccidente.com.co jlalinde@bancodeoccidente.com.co
Banco Popular S.A.	Calle 17 No. 7-43, piso 4, Bogotá Attention: Iván Florez / Felipe Acosta Mail: ivan_florez@bancopopular.com.co Felipe_acosta@bancopopular.com.co

8.4	Disqualifications and Incompatibilities

The Lenders declare that they are not involved in any of the causes of inability and incompatibilities established in the applicable laws, to sign and comply with this Loan Agreement.

8.5	Non-exclusivity

The Parties declare and acknowledge that there is no obligation of exclusivity between them. In this sense, the Borrower may contract the services subject to this Loan Agreement with other lenders; and the Lenders are authorized to provide the services object of this Loan Agreement to other borrowers, without penalty or prior requirement of any kind.

8.6	Application of Payments

The payments made pursuant to this Loan Agreement shall be applied in the following order:

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first to the amounts corresponding to commissions in favor of the Lenders, if any; second to the default interest, if any; third to the Remuneratory Interest; fourth to the overdue capital; and fifth to the prepayment of the obligation.

Paragraph: During the term of this Borrowing Agreement, the Borrower undertakes to take the necessary measures to ensure that, at all times, payments are made at least on equal terms for the Lenders (pari passu).

8.7	Confidentiality

Without prejudice to compliance with the obligations arising from Law 1712 of 2014, Law 1755 of 2015, others that modify or complement them and/or those that provide for duties to provide information to third parties on behalf of the Borrower, in its capacity as a public entity, the Parties agree to maintain confidentiality and to take all reasonable measures to prevent its unauthorized disclosure or improper use of all information provided by the Borrower in development and on the occasion of this Loan Agreement. Notwithstanding the foregoing, the Lenders and the Borrower may disclose such information to: (i) their own administrators, employees or agents, including accountants, legal advisors and other advisors who need to know such information, with the understanding that any of the persons to whom it is disclosed must be warned by each of the Lenders of its confidentiality and the need to preserve its confidentiality; (ii) to the parent of the Lenders who need to know such information; (iii) to judicial or administrative entities that request it in the exercise of their legal functions; and (iv) any assignee of the Lender, provided that the assignment has been authorized by the Borrower, under the terms provided in this Loan Agreement.

Any person who is required to maintain the confidentiality of information under this clause shall exercise the same degree of diligence and care in maintaining the confidentiality of the information as if it were his or her own confidential information.

8.8	Anti-fraud and anti-corruption, ethics and conduct in business:

The Parties that sign this Loan Agreement assume and act on the basis that all contractual relationships, including those businesses that are not completed or are considered as terminated by the other Party, will be based at all times on practices based on transparency, anti-fraud and anti-corruption principles, ethics, honesty, integrity and adherence to the law. Failure to comply with this principle entitles the compliant party to exonerate itself from any type of liability for the damages or losses, duly proven, that are caused to third parties and to the defaulting party, which is even obliged to repair the damages or losses caused to the fulfilled party.

The Parties declare that they are aware of the local and international anti-corruption and anti-bribery provisions (“Anti-Bribery and Anti-Corruption Standards of the Public Sector”), such as Law 1474 of 2011, the FCPA Law and the Anti-Bribery Act. In consideration of the above, the Parties undertake to know and abide by the Anti-Bribery and Anti-Corruption Regulations of the Public Sector and refrain from engaging in conduct that violates them. Failure to comply with the obligation contained in this clause shall constitute grounds for immediate termination of this contract without any breach and without any compensation.

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Paragraph: The Lenders expressly state that they are aware of the Borrower’s Code of Ethics and Transparency and that the Borrower is aware of the Code of Good Governance and the Lenders’ Ethics and Conduct Manual, and that by virtue of this Loan Agreement each party undertakes to comply with their respective manuals and documents.

8.9	Compliance with Money Laundering Control Regulations

The Parties, by signing this Loan Agreement, hereby certify that they comply with the applicable Money Laundering, Corruption and Terrorist Financing regulations according to their legal regime.

Without prejudice to compliance with the rules for the protection of Habeas Data and/or non-public personal data, the Parties may at any time cross-reference the information in their databases with international and local public lists on persons related to Money Laundering, Corruption and Financing of Terrorism. Whenever positive coincidences are obtained, the pertinent decisions will be taken taking into account their Policies for the Prevention and Control of Money Laundering, Corruption and Financing of Terrorism and the current regulations on the protection of non-public personal data.

8.10	Improvement and Publication

In accordance with the provisions of Article 2.2.1.5.8 of Decree 1068 of 2015, this Loan Agreement is perfected with the signature of the Parties. The Borrower must publish this Loan Agreement in the Electronic System for Public Procurement – SECOP administered by the National Public Procurement Agency – Colombia Compra Eficiente, in accordance with the provisions of Article 223 of Decree 019 of 2012 and Article 2.2.1.5.8 of Decree 1068 of 2015, or those regulations that modify or replace them.

8.11	Modification

Any modification of this Loan Agreement requires (i) the prior express and written agreement of the Parties; and (ii) the prior written approval of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit in accordance with the provisions of the regulations in force.

8.12	Registration with the Office of the Comptroller General of the Republic

The Borrower undertakes to register this Loan Agreement with the Office of the Comptroller General of the Republic, in accordance with the provisions of Article 43 of Law 42 of 1993 and Article 33 of Organic Regulatory Resolution No. 0035 of April 9, 2020 of the Office of the Comptroller General of the Republic or the one that modifies, complements and/or repeals it.

8.13	Nullities

Any provision of this Loan Agreement that is for any reason ineffective, void, invalid or

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unenforceable shall not void, invalidate or render unenforceable the other provisions of this Loan Agreement.

8.14	Inclusion in the Public Debt System

Prior to the first Disbursement of this Loan Agreement, the Borrower must send a photocopy of this Loan Agreement to the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, requesting its inclusion in the Public Debt System (Single Database), in compliance with the provisions of Article 16 of Law 185 of 1995, as amended by Article 13 of Law 533 of 1999.

8.15	Adverse Material Effect

For all purposes of this Borrowing Agreement, “Material Adverse Effect” means any event, circumstance, occurrence or condition, or act, fact or omission that, at any time and in the judgment of the Lender, has a materially adverse effect on: (i) the ability of the Borrower to perform any of its material obligations under this Borrowing Agreement, (ii) the legality, validity or enforceability of this Borrowing Agreement, the Promissory Notes and/or any other document that forms the documentation of the Borrowing or of the rights and/or benefits in favor of the Lender thereunder, or (iii) the financial condition, business or operations, assets, performance, prospectus or financial or other condition of the Borrower (in whole or in part thereof).

8.16	Governing Law and Jurisdiction

This Loan Agreement and any Disbursement made subject thereto shall be governed by, construed and executed in accordance with the applicable laws of the Republic of Colombia and shall be subject to the jurisdiction of the courts of the Republic of Colombia.

This Loan Agreement was prepared in two (2) originals of the same tenor and one of them will be delivered to the Borrower.

For the record of all the above, it is signed in the city of Bogotá D.C. on June 27, two thousand and twenty-four (2024).

[Signature pages follow]

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Ecopetrol S.A.

/s/ María Catalina Escobar Hoyos
Name: María Catalina Escobar Hoyos
ID: 25.282.134 from Popayán
Position: Corporate Vice President of Finance and Sustainable Value (E)

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Banco de Bogotá S.A.

/s/ Rafael Arango Calle
Name: Rafael Arango Calle
Identification: 79,156,675
Position: Vice President – Corporate Banking

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Banco de Occidente S.A.

/s/ ANA MARIA VINASCO
Name: ANA MARIA VINASCO
Identification: 51,838,802
Position: Vice President – Corporate banking

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Banco Popular S.A.

/s/ SERGIO RESTREPO ALVAREZ
Name: SERGIO RESTREPO ALVAREZ
ID: 8,304,369 from Medellín, Antioquia
Position: Vice President of Business and Government Banking

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Appendix I (a)

Certificate of Existence and Legal Representation of Banco de Bogotá S.A.

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Appendix I (b)

Certificate of Existence and Legal Representation of Banco de Occidente S.A.

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Appendix I (c)

Certificate of Existence and Legal Representation of Banco de Popular S.A.

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Exhibit II (a)

Certificate of Existence and Legal Representation of the Borrower

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Exhibit II (b)

Certification from the Borrower’s Board of Directors dated [_] (_) of [_] two thousand twenty-four (2024)

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Annex II (c)

Resolution No. [_] of [_] of [_] of [_] of [_] of the Ministry of Finance and Public Credit

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Format A

Promissory Note Model

Promissory Note

No. Amount: $[•]

Remunerative Interest: IBR 6 MONTHS + [3.95]%

ECOPETROL S.A., a commercial company by shares of the type of corporations, of mixed economy, of the national order, linked to the Ministry of Mines and Energy, with its principal address in Bogotá D.C. and identified with NIT 899.999.068-1 (hereinafter the “Borrower”), represented by [•], of legal age, identified[•] as it appears at the bottom of his signature, in his capacity as legal representative as stated in the certificate of existence and representation issued by the Chamber of Commerce of Bogotá D.C. and duly authorized [•] for such purposes, in the Ordinary Session of the Board of Directors on December 15, 2023, and in accordance with the authorization given by the Ministry of Finance and Public Credit through Resolution No. [•] of [•] of [•] of [•], by virtue of this Promissory Note, in accordance with the provisions of the non-revolving line of credit agreement dated [•] of [•] of [•] of 2024 (the “Loan Agreement”) is obliged to pay unconditionally to the order of [•], hereinafter referred to as the “Lender”, or to whom it represents its rights, in its offices in the city of Bogotá D.C., the sum of [•]of pesos Colombian legal currency (COP$•), received as a mutual under the Loan Agreement, within a period of seven (7) years, including two (2) years of grace to capital, counted as of [•] of [•] of [•] (the “Disbursement Date”), in ten (10) equal semi-annual installments of the unpaid principal of the Financing as of the thirtieth (30th) month of the date on which the first Disbursement occurs. During the term, on the Payment Dates, the Borrower will pay remunerative interest on the principal owed (the “Remunerative Interest”), settled at the IBR Rate with a trading period of six (6) Months (“IBR 6 MONTHS”) certified by the Bank of the Republic or the entity that takes its place, with two decimal places (0.00%) added to an annual nominal margin (“Spread”) of three point ninety-five percent (3.95%), with four decimal places (3.9500%) and will be payable in its equivalent semester in arrears. In each semester, the Remunerative Interest will be adjusted taking into account the IBR 6 MONTHS in force on the date of the beginning of each Interest Period increased by the same applicable margin indicated above. The Remunerative Interest will be calculated on a basis of one year of three hundred and sixty (360) days (current/360), according to which days effectively elapsed in the period of calculation of Remunerative Interest are taken. The calculation of the Rate (current IBR 6 MONTHS + Spread) must be truncated to four decimal places (0.0000%). For the first payment of Remunerative Interest, the IBR 6 MONTHS rate in force on the date corresponding to the first Disbursement will be taken. The Banking Reference Indicator (“IBR”) is a reference interest rate for the short term of the Colombian interbank market, published by the Bank of the Republic. In the event that the IBR rate is eliminated, the indicator that replaces it will be taken as the basis for settlement. The first payment of Remunerative Interest will be made on the First Payment Date. “First Payment Date” means the date on which six (6) months are completed from the date on which the first Disbursement occurs. The subsequent payment dates shall occur every six (6) months from the First Payment Date (each, a “Payment Date”), regardless of the date on which the Disbursements subsequent to the first Disbursement are made. In addition, “Interest Period” shall be understood as any period of six (6) months that begins on a Payment Date and ends on the day (business or not) immediately prior to the next Payment Date (except in the case of the first Interest Period, which begins on the date on which the Disbursement is made under the Loan Agreement and ends on the day (business or not) immediately prior to the First Payment Date). If the payment of the principal due in accordance with this Promissory Note is not made on the date scheduled for its maturity, the Borrower will recognize and pay default interest on the amount of the principal in arrears and, for each day of delay

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from the day of the default until the day on which said amount is effectively paid, at a rate corresponding to the rate of Remunerative Interest plus two percentage points (2%), without exceeding in any case the maximum rate allowed by Colombian law, without prejudice to the corresponding legal collection actions. The default interest will be calculated on a basis of one year of three hundred and sixty (360) days (current/360), according to which actual calendar days are taken in the period of calculation of Late Interest.

When any of the Default Events occur and are duly evidenced, the Lender may declare the term of the Borrowing Agreement expired early upon completion of the cure periods established in the Borrowing Agreement and require immediate payment of the outstanding balances, including Remunerative Interest, in the following cases: (a) A delay of more than thirty (30) calendar days in the payment of the sums owed by the Borrower to the Lender for principal or interest in the development of the Borrowing Agreement; (b) The failure to comply with any of the obligations of the Borrowing Agreement other than that described in paragraph (a) above, which are not remedied within sixty (60) business days from the written notice of the Lenders to the Borrower; (c) The occurrence of a Material Adverse Effect, as such term is defined in the Borrowing Agreement; (d) The change of destination by the Borrower of the resources disbursed by the Lender under the Loan Agreement; (e) The existence of an administrative or judicial decision, notified to the Borrower, final, final, and final, not subject to any appeal and duly enforceable, that makes it impossible for the Borrower to respond in a timely manner for the obligations arising from the Credit Agreement, unless the Borrower, within thirty (30) calendar days following the date of notification of the respective administrative or judicial decision, delivers a certification signed by its legal representative, stating that such decision does not make it impossible for the Borrower to respond in a timely manner with its obligations under the Loan Agreement, and such statement is duly accredited with the Borrower’s Financial Statements. The declaration of early maturity by the Lender shall not require a complaint, claim, protest or additional requirement of any nature, and shall be subject to the provisions of the Loan Agreement for that purpose.

Any payment or fulfillment of any obligation arising from this Promissory Note that must be made on days other than a business day shall be deemed to have been validly made on the first following business day, without this fact causing any delay or surcharge or accruing interest during the Payment Date and the day on which the payment is actually made. The payments made in the development of the Promissory Note shall be applied in the following order: first to the amounts corresponding to commissions in favor of the Lenders, if any; second to the interest on moratoriums, if any; third to Remunerative Interest fourth to overdue capital; and fifth to the prepayment of the obligation.

This Promissory Note that is subscribed in development of the Loan Agreement may not be assigned, endorsed or in any other way transferred by the Lender without the prior written consent of the Borrower, which may not be denied without just cause, and in any case (i) subject to the prior written approval of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit in the event that the assignment involves modifications to this Promissory Note or the Loan Agreement, or (ii) notifying the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the assignment in the event that the assignment does not make modifications to the Loan Agreement.

This Promissory Note is exempt from the National Stamp Tax, in accordance with the provisions of numeral

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14 of Article 530 of the Tax Statute, modified by Article 8 of Law 488 of 1998.

This Promissory Note is signed in the city of Bogotá on the day of           of        .

ECOPETROL S.A.
[INSERT NAME]
[INSERT STATUS OF SIGNATORY LEGAL REP/SPECIAL ATTORNEY, ETC] [INSERT IDENTIFICATION NO.]

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Format B

Disbursement Request Form

[•] S.A.

[•]

In order to comply with clause V of the Credit Line Borrowing Agreement (the “Contract”) dated [•] of [•] of [•], entered into between ECOPETROL S.A. (the “Borrower”), and BANCO DE BOGOTÁ S.A.,         BANCO DE OCCIDENTE S.A. and BANCO POPULAR S.A. (the “Lenders”), by this request, the Borrower irrevocably requests the Lender to make no later than the day [•] of [•] of [•] a disbursement of the funds of the Agreement in the amount of [•] (the “Disbursement”). The terms used herein shall conform to the definitions thereof set forth in the Agreement.

Disbursed funds must be deposited in accordance with the following instructions: [include instructions]

By signing this application, the Borrower declares that to date it has complied with and observed all the obligations, requirements and covenants contained in the Agreement.

IN WITNESS WHEREOF the undersigned, being a duly authorized representative of the Borrower, has executed and delivered this Disbursement Request on behalf of the Borrower, on [ of             de ].

[Sign About this line]

Name: [ ]
Position: [ ]
Date: [ ]

ECP-PUBLIC INFORMATION

Format C

Certificate of absence of an Event of Non-Compliance and/or Adverse Material Change

[•] of [•] of 202[   ]

Gentlemen

[         ]

Ref.:    Certification Clause 4.2 c)

Loan Contract

The undersigned, identified as it appears at the bottom of my signature, acting in the capacity of [  ] of Ecopetrol S.A., (the Borrower) in accordance with the provisions of paragraph c) of Section 5.2 of the loan agreement entered into between the Borrower and [  ] on the day [  ] (the “Loan Agreement”)

WE CERTIFY THAT, AS OF THE DATE OF THIS CERTIFICATION,

(i)	A Default Event has not occurred under the Borrowing Agreement; y
(ii)	No event has occurred that generates, or may generate, to the Borrower’s knowledge, a Material Adverse Effect;

Terms with a capital letter in the first letter that are not defined in this certification will have the definition assigned to them in the Loan Agreement.

This certification is issued in Bogotá, Colombia, on the [•] day of the month of [  ] of [  ], in compliance with the provisions of paragraph c) of Clause 5.2 of the Loan Agreement.

Sincerely,

[Sign About this line]

Name: [ ]
Position: [ ]
Date: [ ]
Ecopetrol S.A.

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